EXHIBIT 99.1

Transport Corporation of America, Inc.
1715 Yankee Doodle Road
Eagan, MN 55121
Traded: Nasdaq: TCAM

COMPANY CONTACTS:
Michael Paxton	Keith Klein
Chairman, President and CEO	Chief Financial Officer
(651) 686-2500	(651) 686-2500

FOR IMMEDIATE RELEASE
Tuesday, February 8, 2005

TRANSPORT CORPORATION OF AMERICA
REPORTS FOURTH QUARTER RESULTS

MINNEAPOLIS, MINNESOTA, February 8, 2005 – Transport Corporation of America, Inc. (NASDAQ: TCAM), today announced revenues for the fourth quarter 2004 of $65.3 million, compared with 2003 fourth quarter revenues of $62.1 million. Fourth quarter 2004 net income was $1.1 million or $0.17 per diluted share, compared with fourth quarter 2003 net income of $322,000, or $0.04 per diluted share. Results in the fourth quarter 2003 include a non-cash benefit of $164,000 after taxes, or $0.02 per diluted share, for a change in estimate related to the impairment of revenue equipment.

Michael Paxton, Chairman, President and Chief Executive Officer, commented, “We are pleased to report improved year-over-year operating results. We continue to focus on our network density and balance resulting in increased productivity and reduced costs. Our operating ratio improved from 97.7 in the fourth quarter of 2003 to 96.0 in the fourth quarter of 2004. Our revenue per loaded mile (excluding fuel surcharges) improved during the quarter by 2.3 percent sequentially from third quarter and 6.3 percent on a year-over-year basis. Freight revenue per tractor per week (excluding fuel surcharges) increased to $2,924 in the fourth quarter 2004 compared to $2,852 for the same period 2003.” (The financial tables at the end of this release reconcile the differences between these non-GAAP financial measures excluding fuel surcharges and the most directly comparable GAAP measures including fuel surcharges.)

Full Year Results

For the year ended December 31, 2004, Transport America announced revenues of $258.4 million, compared with 2003 revenues of $258.9 million. Net income before cumulative effect of a change in accounting principle for the year was $2.0 million, or $0.30 per diluted share, compared with a 2003 net income before cumulative effect of a change in accounting principle of $74,000, or $0.01 per diluted share.

Results in 2003 included a non-cash benefit of $0.3 million after taxes, or $0.05 per share, for changes in estimates related to the impairment of revenue equipment and a gain of $0.8 million after taxes, or $0.11 per share, relating to the sale of its Clarksville maintenance facility.

Net income for the year ended December 31, 2004 was $2.0 million, or $0.30 per share, compared to a net loss of $1.1 million, or $0.15 per share, in 2003. Results in 2003 include a non-cash charge of $1.1 million after taxes, or $0.15 per share, for a change in accounting principle relating to its corporate office building and a non-cash charge of $0.1 million after taxes, or $0.01 per share, for a change in accounting principle relating to environmental disposal costs on tires.

Review of 2004

Reflecting on the past year, Paxton noted, “We benefited from the strong economy in 2004. High demand for freight services, combined with limited capacity, has allowed the industry to obtain rate increases with the majority of customers on most lanes of traffic. On the other side of the coin, the industry continues to face cost pressure; driver pay rates are increasing at unprecedented levels as the industry tries to attract and retain drivers; insurance and accident costs continue to rise, medical and workers compensation costs continue to increase, fuel costs are at historical highs, and taxing authorities continue to raise tax levies and toll rates.”

“New hours of service rules were also enacted by the federal government in 2004 that regulate the amount of time a driver can work. We were very proactive in addressing these changes in order to offset inefficiencies in our customers’ supply chain networks. We adopted new accessorial charges for customer events that decrease asset productivity in order to protect our drivers and ensure that they are being appropriately compensated for their time.”

“Transport America continued to achieve important strides in administrative productivity in 2004. For 2004, our revenue per non-driver employee had increased to $642,000 compared to $628,000 in 2003.”

“Finally, we continued to strengthen our balance sheet by exceeding our debt reduction plan and improving asset utilization. Total debt as of December 31, 2004 was $49.1 million, compared to $54.9 million at December 31, 2003. During the year, we also repurchased 626,000 shares of our common stock at a cost of $4.5 million. Overall, we are pleased with the continued progress we made in 2004, and are committed to driving continued improvement as we move forward.”

Outlook

Looking ahead, Paxton commented, “We expect demand to remain relatively strong in 2005 and truckload capacity to remain tight. The tight driver market will continue to be the industry’s biggest challenge. We have implemented new programs to boost our recruiting results and increase our seated fleet percentage. We have also announced increased driver pay packages and rolled out new programs to improve retention of our existing drivers.”

The Company will host a conference call and webcast on Tuesday, February 8, 2005 at 10:00 a.m. Central Time. The Internet broadcast can be accessed at the Company’s website, www.transportamerica.com, or at www.fulldisclosure.com.

About Transport America

Transport Corporation of America, Inc., based in the Minneapolis — St. Paul metropolitan area, provides a wide range of truckload freight carriage and logistics services to customers in the United States and Canada. Transport America focuses on providing time-definite and other responsive services through its team of dedicated and committed employees supported by state-of-the-art technology and information systems.

This news release contains forward-looking statements regarding the Company. The Company wishes to caution readers not to place undue reliance on any forward-looking statements which speak only as of the date made. The following important factors, among other things, in some cases have affected and in the future could affect the Company’s actual results and could cause the Company’s actual financial performance to differ materially from that expressed in any forward-looking statement: (1) the highly competitive conditions that currently exist in the Company’s market and the Company’s ability to compete, (2) the Company’s ability to recruit, train, and retain qualified drivers, (3) increases in fuel prices, and the Company’s ability to recover these costs from its customers, (4) the impact of environmental standards and regulations on new revenue equipment, (5)changes in governmental regulations applicable to the Company’s operations, (6) adverse weather conditions, (7) accidents, (8) the financing and resale market for used revenue equipment, (9) changes in interest rates, (10) cost of liability insurance coverage, and (11) downturns in general economic conditions affecting the Company and its customers. The foregoing list should not be construed as exhaustive and the Company disclaims any obligation subsequently to revise or update any previously made forward-looking statements. Unanticipated events are likely to occur.

Financial Tables to Follow...

TRANSPORT CORPORATION OF AMERICA, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
Three and Twelve Months ended December 31, 2004 and 2003
(In thousands, except share and per share amounts)

	Three Months (Unaudited)				Year To Date (Unaudited)
	2004		2003		2004		2003
	Amount	%	Amount	%	Amount	%	Amount	%
Operating revenues	$65,303	100.0	$62,051	100.0	$258,408	100.0	$258,859	100.0

Operating expenses:
Salaries, wages, and benefits	18,764	28.7	17,115	27.6	76,129	29.5	71,080	27.5
Fuel, maintenance, and other expense	11,904	18.2	8,876	14.3	42,909	16.6	38,933	15.0
Purchased transportation	18,822	28.8	21,064	33.9	79,144	30.6	91,516	35.4
Revenue equipment leases	374	0.6	272	0.4	1,266	0.5	1,069	0.4
Depreciation and amortization	6,064	9.3	6,137	9.9	23,757	9.2	25,104	9.7
Insurance, claims, and damage	2,672	4.1	3,460	5.6	12,496	4.8	12,287	4.7
Taxes and licenses	1,213	1.9	1,123	1.8	4,604	1.8	4,556	1.8
Communication	449	0.7	533	0.9	1,788	0.7	2,194	0.8
Other general and administrative expenses	2,409	3.7	2,270	3.7	9,634	3.7	9,611	3.7
Impairment of revenue equipment	0	0.0	(271)	(0.4)	0	0.0	(549)	(0.2)
Impairment of sublease office space	0	0.0	0	0.0	190	0.1	0	0.0
Loss (Gain) on disposition of property and equipment	47	0.1	15	0.0	25	0.0	(1,302)	(0.5)

Total operating expenses	62,718	96.0	60,594	97.7	251,942	97.5	254,499	98.3

Operating income	2,585	4.0	1,457	2.3	6,466	2.5	4,360	1.7

Interest expense, net	708	1.1	924	1.5	3,115	1.2	4,123	1.6

Earnings before income taxes	1,877	2.9	533	0.9	3,351	1.3	237	0.1

Income tax provision	741	1.1	211	0.3	1,314	0.5	163	0.1

Earnings before cumulative effect of
changes in accounting principle	1,136	1.7	322	0.5	2,037	0.8	74	0.0

Cumulative effect of changes in accounting
principle, net of tax effect	0	0.0	0	0.0	0	0.0	(1,153)	(0.4)

Net earnings (loss)	$1,136	1.7	$322	0.5	$2,037	0.8	$(1,079)	(0.4)

Earnings (loss) per common share – basic
Before cumulative effect of changes
in accounting principle	$0.17		$0.05		$0.30		$0.01
Net earnings (loss) per share	$0.17		$0.05		$0.30		$(0.15)

Earnings (loss) per common share – diluted
Before cumulative effect of changes
in accounting principle	$0.17		$0.04		$0.30		$0.01
Net earnings (loss) per share	$0.17		$0.04		$0.30		$(0.15)

Average common shares outstanding
Basic	6,525,692		7,141,730		6,722,157		7,171,368
Diluted	6,665,496		7,233,431		6,841,195		7,203,690

TRANSPORT CORPORATION OF AMERICA, INC.
BALANCE SHEET
December 31, 2004 and 2003
(In Thousands)
Unaudited

ASSETS

	2004	2003
Current Assets:
Cash and cash equivalents	$3,714	$2,345
Trade receivables, net of allowances	24,610	24,978
Other receivables	1,170	1,200
Operating supplies	800	813
Deferred income taxes	6,316	6,452
Prepaid expenses	2,626	2,894

Total Current Assets	39,236	38,682

Revenue Equipment, At Cost	180,827	180,970
Less: accumulated depreciation	(80,077)	(77,435)

Revenue Equipment, Net	100,750	103,535

Property and Other Equipment:
Land, buildings, and improvements	16,516	16,237
Other equipment and leasehold improvements	21,219	21,436
Less: accumulated depreciation	(18,699)	(16,667)

Property and Other Equipment, Net	19,036	21,006

Revenue, Property and Other Equipment, Net	119,786	124,541

Other Assets, Net	2,056	2,045

Total Assets	$161,078	$165,268

LIABILITIES AND STOCKHOLDERS’ EQUITY

	2004	2003
Current Liabilities:
Current maturities of Long Term Debt	$7,965	$8,843
Current maturities of Capital Lease Obligations	9,990	4,328
Accounts payable	5,026	3,526
Checks issued in excess of cash balances	1,871	1,066
Due to independent contractors	1,157	1,545
Accrued expenses	21,132	19,407

Total Current Liabilities	47,141	38,715

Long-Term Debt & Capital Lease Obligations
Long-term debt less current maturities	28,336	28,929
Capital lease obligations less current maturities	2,826	12,820

Total Long-Term Debt
& Capital Lease Obligations	31,162	41,749

Deferred Income Taxes	26,504	26,103

Shareholders’ Equity:
Common stock	65	71
Additional paid-in capital	25,428	29,889
Retained earnings	30,778	28,741

Total Shareholders’ Equity	56,271	58,701

Total Liabilities and Equity	$161,078	$165,268

TRANSPORT CORPORATION OF AMERICA, INC.
Selected Consolidated Financial and Operating Data
Three and Twelve Months Ended December 31, 2004 and 2003

	Three Months		Twelve Months
	2004	2003	2004	2003
Operating Statistics
Company tractors, seated	860	822	860	822
Company tractors, other	143	178	143	178
Independent contractor	551	713	551	713

Total tractors (at end of period)	1,554	1,713	1,554	1,713
Trailers (at end of period)	4,897	4,980	4,897	4,980

Average company tractors in service	1,551	1,668	1,607	1,778
Total loaded miles (000’s)	36,721	40,936	157,342	173,872
Total miles (000’s)	41,441	45,544	176,722	193,772

Freight revenue per tractor per week*	$2,924	$2,852	$2,880	$2,726
Fuel surcharge per tractor per week	$350	$112	$226	$120

Operating revenue per tractor per week	$3,274	$2,964	$3,106	$2,846

Freight revenues per loaded mile*	$1.532	$1.441	$1.494	$1.410
Fuel surcharge per loaded mile	$0.183	$0.057	$0.118	$0.063

Operating revenues per loaded mile	$1.715	$1.498	$1.612	$1.473

Freight revenues per mile*	$1.357	$1.295	$1.330	$1.266
Fuel surcharge per mile	$0.162	$0.051	$0.105	$0.055

Operating revenues per mile	$1.519	$1.346	$1.435	$1.321

Average empty mile percentage	11.4%	10.1%	11.0%	10.3%
Average length of haul, all miles	664	697	682	718
Average annual revenues per non-
driver employee (000’s)	$659	$607	$642	$628

Financial Data (000’s)
Freight revenue (excluding fuel surcharge)	$56,251	$58,980	$235,095	$245,240
Fuel surcharge revenue	6,718	2,329	18,485	10,796

Operating revenue (including fuel surcharge)	$62,969	$61,309	$253,580	$256,036
Logistics and other revenue	2,334	742	4,828	2,823

Total revenue	$65,303	$62,051	$258,408	$258,859

Capital expenditures, net of proceeds	$5,377	$4,064	$19,027	$11,016
Total debt and capital lease obligations	$49,117	$54,919	$49,117	$54,919

* Excluding fuel surcharge